Exhibit 99.4

AMENDMENT TO

NON-REDEMPTION AGREEMENT

Dated as of March 15, 2024

This Amendment to Non-Redemption (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among Pono Capital Two, Inc., a Delaware corporation (the “Company”), ZUU Target Fund for SBC Medical Group HD Investment Partnership (the “Holder”), SBC Medical Group Holdings Incorporated, a Delaware corporation (the “Target”), and Yoshiyuki Aikawa (“Dr. Aikawa”).

WHEREAS the parties are all of the parties to that certain Non-Redemption Agreement dated as of January 11, 2024 (the “Agreement”) pursuant to which the Holder agreed to purchase and hold certain shares of the Class A common stock of the Company;

WHEREAS, the parties now desire to amend the Agreement to revise the date by which the Company will clear all comments with the Securities and Exchange Commission (SEC), to its proxy statement in connection with the Business Combination from on or before April 30, 2024 to on or before June 30, 2024;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
2.	Amendment. The definition of “Clearance Date” in the Agreement shall be amended to mean on or before June 30, 2024 and the parties hereby agree to close the Business Combination on or before August 31, 2024.
3.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Agreement for all purposes, and each party shall be bound hereby and this Amendment and the Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the parties.
4.	Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.
5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

1

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

PONO CAPITAL TWO, INC.

By:	/s/ Darryl Nakamoto
Name:	Darryl Nakamoto
Title:	Chief Executive Officer

MEHANA CAPITAL LLC

By:	/s/ Dustin Shindo
Name:	Dustin Shindo
Its:	Manager

ZUU TARGET FUND FOR SBC MEDICAL GROUP HD INVESTMENT PARTNERSHIP

By:	/s/ Kazumasa Tomita
Name:	Kazumasa Tomita
Title:	Operating Manager/Chief Executive Officer of ZUU Funders Co., Ltd.

SBC MEDICAL GROUP HOLDINGS INCORPORATED

By:	/s/ Yoshiyuki Aikawa
Name:	Yoshiyuki Aikawa
Title:	Chief Executive Officer

/s/ Yoshiyuki Aikawa
YOSHIYUKI AIKAWA

[Signature Page to Amendment to Non-Redemption Agreement]